Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-107017, 333-108354, 333-131721, 333-147823) of Rand Worldwide, Inc. of our report dated November 15, 2010 except for the segment information in Note 18, as to which the date is March 24, 2011, and except for the effects of the reverse merger discussed in Note 2, as to which the date is September 28, 2011 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, MA

September 28, 2011